

GUANAJUATO MINE
Blanca Alicia
Asunción
Bolañitos
LA LUZ
SANTA ROSA DE LIMA
Cebada
110
Monte de San Nicolas
Tayahua
San Ignacio
Vetas de La Luz
Golondrinas
Veta Madre
Valenciana
PEREGRINA
Peregrina
GUANAJUATO
Cata
Apolo VII
Sirena
Rayas
2 km
MARFIL
Cedros
EL CEDRO
VERBABUENA
LEGEND
GPR Mines
vein system
historic mine
Great Panther claims
54
Autopista a Leon
Hermosillo
Chihuahua
Torreon
Monterrey
Culiacan
Durango
Guanajuato Mine
Guadalajara
GUANAJUATO
Mexico City
INDEX MAP